Exhibit 99.2

NEWS RELEASE July 25, 2017

Contacts: Dan Schlanger, CFO
Son Nguyen, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES PRICING

OF SENIOR NOTES OFFERING

July 25, 2017 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has priced its previously announced public offering of 3.200% Senior Notes due 2024 and 3.650% Senior Notes due 2027, in aggregate principal amounts of $750 million and $1.0 billion, respectively. The Senior Notes due 2024 will have an interest rate of 3.200% per annum and will be issued at a price equal to 99.721% of their face value to yield 3.244%. The Senior Notes due 2027 will have an interest rate of 3.650% per annum and will be issued at a price equal to 99.930% of their face value to yield 3.658%.

The net proceeds from the offering are expected to be approximately $1.73 billion, after deducting the underwriting discount and other offering expenses payable by Crown Castle. Crown Castle intends to use the net proceeds from this offering, together with the net proceeds from its previously announced common stock offering and mandatory convertible preferred stock offering and cash on hand, to finance its previously announced acquisition of LTS Group Holdings LLC (“Lightower Acquisition”) and to pay related fees and expenses.

Morgan Stanley, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays, Mizuho Securities, and RBC Capital Markets are the joint book-running managers of the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting any joint book-running manager using the information provided below. An electronic copy of the prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an

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offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the proposed offering, including the net proceeds therefrom and the use of such proceeds. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 60,000 route miles of fiber supporting small cells following the completion of the Lightower Acquisition, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 U.S. markets.

JOINT BOOK-RUNNING MANAGERS CONTACT INFORMATION

Morgan Stanley & Co. LLC 180 Varick Street, 2nd Floor New York, NY 10014 Attn: Prospectus Department Toll-free: (866) 718-1649	Merrill Lynch, Pierce, Fenner & Smith Incorporated NC1-004-03-43 200 North College Street, 3rd floor Charlotte, NC 28255-0001 Attn: Prospectus Department Email: dg.prospectus_requests@baml.com

Barclays Capital Inc. 1155 Long Island Avenue Edgewood, NY 11717 Attn: Broadridge Financial Solutions Toll-free: (888) 603-5847 E-mail: barclaysprospectus@broadridge.com	Mizuho Securities USA LLC 320 Park Avenue New York, NY 10022 Attn: Debt Capital Markets Toll-free: (866) 271-7403

RBC Capital Markets LLC 200 Vesey Street, 8th Floor New York, NY 10281 Toll-free: (866) 375-6829

The Foundation for a Wireless World.